Exhibit 2.1

AMENDMENT

This Amendment (this “Amendment”), dated as of July 12, 2022 (the “Effective Date”), is made by and among Chardan NexTech Acquisition 2 Corp., a Delaware corporation (“Acquiror”), Dragonfly Energy Corp., a Nevada corporation (the “Company”), and Bronco Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”). Capitalized terms used herein and not otherwise defined are defined as set forth in the Merger Agreement (as hereinafter defined).

WHEREAS, reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”) made and entered into as of May 15, 2022, by and among Acquiror, the Company, and Merger Sub;

WHEREAS, pursuant to the Merger Agreement, Acquiror desires to acquire the Company through the merger of Merger Sub with and into the Company, pursuant to which the Company would become a wholly-owned subsidiary of Acquiror (the “Merger”);

WHEREAS, the Company has entered into a Stock Purchase Agreement, by and between THOR Industries, Inc. (“THOR”) and the Company, dated as of July 12, 2022 (the “Stock Purchase Agreement”), pursuant to which the Company desires to issue 1,267,502 of Company Common Stock for a purchase price of $11.8343 per share, or $15,000,000 in the aggregate, to THOR (the “Transaction”);

WHEREAS, the parties to the Merger Agreement, contingent upon the consummation of the Transaction pursuant to the terms of the Stock Purchase Agreement, now desire to amend the “Base Purchase Price” definition in the Merger Agreement so that the “Base Purchase Price” shall mean $415,000,000; and

WHEREAS, pursuant to Section 11.11 of the Merger Agreement, the Merger Agreement may be amended by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties thereto.

NOW, THEREFORE, contingent upon the consummation of the Transaction pursuant to the terms of the Stock Purchase Agreement, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and in reliance on the recitals set forth above, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment hereby agree as follows:

Amendment.

The defined term “Base Purchase Price” as found in Section 1.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following new definition of “Base Purchase Price”:

“Base Purchase Price” shall mean $415,000,000.

Effectiveness of Waiver; Limited Effect; No Modifications. This Amendment will become effective as of the Effective Date. Without limiting the generality of Section 11.11 of the Merger Agreement, this Amendment shall be limited precisely as written and relates solely to the provisions of the definition of “Base Purchase Price” in the manner and to the extent described above, and, other than as expressly set forth herein, nothing in this Amendment shall be deemed to constitute a waiver or amendment by any party to the Merger Agreement of compliance with respect to any other term, provision, or condition of the Merger Agreement or any other instrument or agreement referred to therein.

Miscellaneous. The provisions set forth in Section 11.2 (Waiver), Section 11.3 (Notices), Section 11.4 (Assignment), Section 11.7 (Governing Law), Section 11.8 (Headings; Counterparts), Section 11.11 (Amendments) and Section 11.14 (Jurisdiction; Waiver of Jury Trial), and Section 11.15 (Enforcement) of the Merger Agreement are hereby incorporated into, and shall apply to, this Amendment, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

CHARDAN NEXTECH ACQUISITION 2 CORP.

/s/ Jonas Grossman
Name: Jonas Grossman
Title: Chief Executive Officer

BRONCO MERGER SUB, INC.

/s/ Jonas Grossman
Name: Jonas Grossman
Title: President

DRAGONFLY ENERGY CORP.

/s/ Denis Phares
Name: Denis Phares
Title: Chief Executive Officer

[Amendment Signature Page]

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